MEMBERSHIP INTEREST PURCHASE AGREEMENT DATED OCTOBER 29, 2008
BY AND BETWEEN THE MEMBERS OF CIENA SOLUTIONS, LLC,
CIENA SOLUTIONS, LLC. AND NETSOL TECHNOLOGIES, INC.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between and among

NETSOL TECHNOLOGIES, INC.
A Nevada Corporation

CIENA SOLUTIONS, LLC
A California Limited Liability Company

and

All of Members of Ciena Solutions, LLC a California Limited Liability Company

Dated October 29, 2008

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A Exhibit B-1 Exhibit B-2 Exhibit C Exhibit D	Assignment of Membership Interests Khan Employment Agreement Pellas Employment Agreement Voting Agreement Resignation

SCHEDULES

See Respective Disclosure Schedule of NetSol and Ciena delivered pursuant to this Agreement.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is made as of October 29, 2008, and is by and among NetSol Technologies, Inc., a Nevada corporation (“NetSol”), Ciena Solutions, LLC, a California limited liability company (“Ciena”), and all of the members of Ciena identified in Schedule 3.2 hereto (the “Members”) (each a “Seller” and collectively, “Sellers”).

RECITALS

A. Whereas, the Sellers are presently the owners of an aggregate of 100% of the membership interest (on a fully diluted basis) of Ciena (the “Ciena Membership Interests”);

B. Whereas, the Sellers desire to sell all of their respective Ciena Membership Interests to NetSol and NetSol desires to purchase all of the Ciena Membership Interests from the Sellers, all in the manner and subject to the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

ARTICLE 1

TERMS OF ACQUISITION

1.1 Membership Interest Purchase. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.1 below), each Seller shall sell, transfer, convey, assign and deliver to NetSol, and NetSol shall purchase, acquire and accept from each such Seller, all right, title and interest of such Seller, legal and equitable, beneficially and of record, in and to the Ciena Membership Interest set forth opposite such Seller’s name in Schedule 3.1 under the caption “Percentage Interest owned by Seller”. An Assignment of Membership Interests in the form attached hereto as Exhibit “A” shall be delivered at the Closing to NetSol, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever.

1.2 Purchase Price; Allocation.

(a)	The total Purchase Price to be the total of the Initial Consideration and the Deferred Consideration.
(b)

i.	The Initial Consideration shall be delivered at Closing in the amount of Three Hundred Fifty Thousand Dollars ($350,000) which shall be paid in U.S. Dollars;

(c)
The Deferred Consideration to be the Consideration After Fiscal Year 1, the Consideration After Fiscal Year 2, the Consideration After Fiscal Year 3 and, the Consideration After Fiscal Year 4; provided, however, that under no circumstances may the total number of NetSol Shares issued to Sellers (including those shares issued as part of the Initial Consideration and those shares issued which would be considered aggregated with those issued pursuant to this Agreement according to NASDAQ rules) exceed 19% of the issued and outstanding shares of common stock of NetSol, less treasury shares, on the date of the Closing. In the event NetSol is not permitted to issue as part of the Deferred Consideration, shares of common stock equal in value to 50% of the Deferred Consideration, NetSol may issue such amount as is permitted and the remainder in cash. Each Fiscal Year shall be measured from July 1 to June 30 with Fiscal Year 1 being the period from July 1, 2008 to June 30, 2009. Deferred Consideration shall be calculated and delivered as follows:

i.	Consideration after the conclusion of Fiscal Year 1 shall be comprised of 25% of the lesser of:

1.
Ciena’s Earnings Before Interest, Tax, Depreciation and Amortization (“EBIDTA”) for Year 1 multiplied by 4.5 or the Gross Revenue of Ciena for Year 1 multiplied by .75 less those capitalized costs incurred by NetSol and/or its subsidiaries for the benefit of Ciena. All numbers shall be based on audited Fiscal Year 1 financial statements. Payment will be made within 30 days of the completion of the audit of NetSol’s June 30 financial statements, of which:

a.
50% shall be payable in restricted common stock of NetSol at the 30 day volume weighted average price (“VWAP”) in the 30 days preceding the end of Fiscal Year 1. VWAP shall be calculated by taking the closing price of NetSol common stock as listed on the Nasdaq Capital Market under the symbol “NTWK” (the “NetSol Shares”) for each of the 30 trading days used in the VWAP calculation, the product of the preceding calculation is divided by 30 and then divided by the average of the daily volume for the 30 trading days used in the VWAP calculation (the “VWAP Calculation”);

b.	50% in U.S. Dollars.

ii.	Consideration after the conclusion of the second full year of operations, July 1, 2009 to June 30, 2010 (“Fiscal Year 2”) shall be comprised of 25% of the lesser of:

1.
Ciena’s EBIDTA Year 2 multiplied by 4.5 or the Gross Revenue of Ciena for Fiscal Year 2 multiplied by .75 less those capitalized costs incurred by NetSol and/or its subsidiaries for the benefit of Ciena and less three hundred fifty thousand dollars ($350,000). If the consideration is a negative number, that negative number shall carry-over to the pay-out for Fiscal Year 3. All numbers shall be based on the audited Fiscal Year 2financial statements. Payment will be made within 30 days of the completion of NetSol’s June 30 financial statements of which:

a.	50% shall be payable in restricted common stock of NetSol at the 30 day VWAP as of June 30, 2010, in accordance with the VWAP Calculation, and;

b.	50% in U.S. Dollars.

iii.	Consideration after the conclusion of the third full year of operations from July 1, 2010 to June 30, 2011 (“Fiscal Year 3”) shall be comprised of 25% of the lesser of:

1.
Ciena’s EBIDTA for Fiscal Year 3 multiplied by 4.5 or the Gross Revenue of Ciena for Year 3 multiplied by .75 less those capitalized costs incurred by NetSol and/or its subsidiaries for the benefit of Ciena and less any carry-over from Fiscal Year 2. All numbers shall be based on the audited Fiscal Year 3 financial statements. Payment will be made within 30 days of the completion of NetSol’s annual audited financial statements for the fiscal year ended June 30, 2011, of which:

a.	50% shall be payable in restricted common stock of NetSol at the 30 day VWAP as of June 30, 2011 calculated in accordance with the VWAP Calculation, and;

b.	50% in U.S. Dollars.

iv.	Consideration after the conclusion of the fourth full year of operations from July 1, 2011 to June 30, 2012 (“Fiscal Year 4”) shall be comprised of 25% of the lesser of:

1.
Ciena’s EBIDTA for Fiscal Year 4 multiplied by 4.5 or the Gross Revenue of Ciena for Year 4 multiplied by .75 less those capitalized costs incurred by NetSol and/or its subsidiaries for the benefit of Ciena and less any carry-over from Fiscal Years 2 and 3. All numbers shall be based on the audited Fiscal Year 4 financial statements. Payment will be made within 30 days of the completion of NetSol’s annual audited financial statements for the fiscal year ended June 30, 2012, of which:

a.	50% shall be payable in restricted common stock of NetSol at the 30 day VWAP as of June 30, 2011 calculated in accordance with the VWAP Calculation, and;

b.	50% in U.S. Dollars.

1.3
 Offset for Breach of Warranty. Subject to Article 10, the Purchase Price shall be deemed to be reduced by the amount of any payment made by NetSol or due by Ciena and/or Sellers’ to NetSol because of a Material breach of any Warranty or Covenant by Sellers or Ciena.

 ARTICLE 2
CLOSING

2.1 Closing.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of NetSol located at 23901 Calabasas Road, Suite 2072, Calabasas, California on a date which is the first business day following the satisfaction of the conditions set forth in section 8 and in any event no later than 6:00 p.m. on October 31, 2008 or at such other time and date as may be agreed in writing by the Sellers and NetSol (the “Closing Date”).

(b) NetSol’s Ancillary Agreements. Subject to the terms and conditions set forth in this Agreement, and in addition to those actions set forth in Article 1, above, at the Closing, NetSol shall take, or cause to be taken, the execution and delivery of: the Assignment of Membership Interests in the form attached hereto as Exhibit “A”; an Employment Agreement by and between Ciena and Shaz Khan and by and between Ciena and Mark Pellas, both in the form attached hereto as Exhibit B-1 and Exhibit B-2 (the “Khan Employment Agreement” and “Pellas Employment Agreement” respectively); and, the Voting Agreement in the form attached hereto as Exhibit “C”.

2.2 Preparation of Completion Accounts.

(a)As soon as practicable after the Closing Date, the Sellers shall cause Ciena to prepare as of the close of business on the Closing Date a balance sheet and profit and loss statement for the period from the day immediately following December 31, 2007, through the Closing Date (the “Completion Accounts”) and shall cause NetSol to receive a copy as soon as practicable after such date.

(b) Unless within 10 Business Days after receipt of the Completion Accounts NetSol notifies the Sellers in writing of any disagreement or difference of opinion relating to the Completion Accounts, the parties shall be deemed to have accepted such accounts as final and binding.

(c) If within the period of 10 Business Days, NetSol notifies the Sellers of any disagreement or difference of opinion relating to the Completion Accounts (the “Notice of Disagreement”) NetSol and the Sellers will negotiate in good faith to agree to the Completion Accounts and if they are able to resolve such disagreement or difference of opinion within 20 Business Days of the date of service of the Notice of Disagreement, the parties shall be deemed to have accepted such Completion Accounts as final and binding.

(d) If the Sellers and NetSol are unable to reach agreement within 20 Business Days of the date of service of the Notice of Disagreement, the matter in dispute shall be referred to the decision of an independent certified public accountant (“Independent Accountant”) to be appointed by joint nomination by agreement of Sellers and NetSol, but in default of such joint nomination by agreement between NetSol’s auditor and Ciena’s accountant within 30 Business Days following the date of service of the Notice of Disagreement to such accountants.

(e) The Independent Accountant shall act as an arbitrator subject to the terms and conditions of Section 11.13, below, and his decision shall (in the absence of manifest error) be final and binding on Sellers and NetSol for all the purposes of this Agreement. The cost of the Independent Accountant shall be borne by Sellers, except if the finding of the Independent Accountant results in an adjustment to the amount proposed by NetSol in an amount greater than 10%, the costs of the Independent Accountant shall be apportioned between the Sellers and NetSol as the Independent Accountant shall decide but each party shall be responsible for its own costs of presenting its case to the Independent Accountant.

2.3 Preparation of Financial Statements. Following the closing, all financial statements of Ciena shall be prepared in accordance with NetSol’s policies and procedures regarding the same, which procedures consist of those standards required for US publically traded companies in conformity with US GAAP. Financial Statements to be produced for purposes of calculating Deferred Consideration shall also be prepared in accordance with these policies and shall be comprised of both audited and reviewed information. Unless within 10 Business Days after receipt of the NetSol’s determination of Ciena’s financial statement information for the Deferred Consideration Years, Sellers’ notify NetSol in writing of any disagreement or difference of opinion relating to the financial statement, the parties shall be deemed to have accepted such accounts as final and binding. Should there be a disagreement or difference of opinion relating to the financial statements, Sellers and NetSol shall follow the same dispute resolution procedure set forth in section 2.2(c)-(e).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CIENA AND SELLERS

Except as set forth in the Ciena Disclosure Schedule delivered by Ciena to NetSol prior to the execution of this Agreement (the “Ciena Disclosure Schedule”), Ciena and the Sellers, jointly and severally, represent and warrant to NetSol as follows:

3.1 Organization, Good Standing and Power. Ciena is a company duly organized, validly existing and in good standing and authorized to exercise its powers, rights and privileges under the laws of California with full power and authority to own, lease and operate its properties and to carry on the business as presently conducted by it. Section 3.1 of the Ciena Disclosure Schedule sets forth all states and other jurisdictions in which Ciena is doing business. Where referenced in Schedule 3.1, Ciena is registered as duly qualified and in good standing to do business as a foreign company. There are no other states or jurisdictions in which the character and location of the properties owned or leased by it, or the conduct of the business makes any such registration necessary. Copies of Ciena’s Articles of Organization and all amendments thereto, and of Ciena’s Operating Agreement, as amended to date, have been provided to NetSol and are complete and correct. A true and complete copy of Ciena’s membership interest ledger has been made available to NetSol and contains complete entries of all issuances of membership interests, transfers and redemptions and all original evidence of ownership, if any. Other than as listed in Section 3.1 of the Ciena Disclosure Schedule, Ciena has no subsidiaries.

3.2 Capital Structure. As of the date hereof, the membership interest is held by only those holders set forth in Section 3.2 of the Ciena Disclosure Schedule. There are no subscriptions, options, warrants or other rights (including “phantom” membership rights), agreements, arrangements or commitments obligating Sellers or Ciena to issue or sell membership interests of Ciena or other equity interests in Ciena. Except as disclosed in Section 3.2 to the Ciena Disclosure Schedule, there are no outstanding obligations of Ciena, Sellers or any of its subsidiaries or affiliated companies to repurchase, redeem or otherwise acquire any membership interests of CIENA or other equity or ownership interests of any subsidiary or affiliated company of CIENA or to provide funds to, or make any investments (in form of a loan, capital contribution or otherwise) in, any Subsidiary or affiliated company of CIENA or any other Person. The sale of such the membership interests by the Sellers as provided herein shall upon consummation of the transactions contemplated hereby vest NetSol with good and marketable title to the membership interests, free and clear of all liens, charges, claims and encumbrances.

3.3 Authority; No Conflicts.

(a) Ciena has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary company action on the part of Ciena and no other company proceedings on the part of Ciena are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Ciena and constitutes a valid, legal and binding agreement of Ciena, enforceable against Ciena in accordance with its terms.

(b) The execution and delivery of this Agreement by Ciena does not, and the performance of its obligations hereunder and the consummation by Ciena of the transactions contemplated hereby will not, conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, charge, “put” or “call” right or other encumbrance on, or the loss of, any assets, including Intellectual Property (as defined in Section 3.6), or cause or create any right of payment or reimbursement (any such conflict, violation, breach, default, right of termination, amendment, cancellation or acceleration, loss, creation, payment or reimbursement, a “Violation”).

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required by or with respect to Ciena in connection with the execution and delivery of this Agreement by Ciena or the performance of its obligations hereunder or the consummation of the other transactions contemplated hereby.

3.4 Financial Statements. Except as disclosed in the Ciena financial statements for the period ending December 31, 2007, or as disclosed in Section 3.4 of the Ciena Disclosure Schedule, Ciena has no obligations, liabilities or debts (whether accrued or fixed, or absolute or contingent, or unmatured, or determined or determinable), including without limitation those arising under law or any contract, arrangement or commitment or undertaking, that are of a nature that would be required to be disclosed on the balance sheet of Ciena or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, consistent with past practices, or (B) liabilities for Taxes.

3.5 Litigation; Compliance with Laws.

(a) Except as set forth in Section 3.5 of the Ciena Disclosure Schedule, there are no actions pending or, to the knowledge of Ciena, threatened, before any court, arbitrator or Government Entity (domestic or foreign) against or affecting Ciena or any property or asset of Ciena, before any court, arbitrator or Governmental Entity (domestic or foreign), nor are there any judgments, decrees, determinations, awards, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Ciena.

(b) Ciena holds all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which the absence of shall not have a Material Adverse Effect on the operation of the businesses as now being conducted of Ciena and its Subsidiaries or affiliated companies (the “Ciena Permits”), and no suspension or cancellation of any of the Ciena Permits is pending or, to the knowledge of Ciena, threatened. Ciena is in compliance with the terms of the Ciena Permits. Ciena is not in violation of, and Ciena and its Subsidiaries or affiliated companies have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity.

(c)  Except as disclosed in Section 3.5 of the Ciena Disclosure Schedule and for liabilities permitted to be incurred in accordance with this Agreement or the transactions contemplated hereby, since December 31, 2007, Ciena has conducted its business only in the ordinary course and in a manner consistent with past practices and, since such date and prior to the date hereof, Ciena has not:

(i) made or adopted amendments or changes to its Certificate or Articles of Organization or Operating Agreement;

(ii) declared, set aside or paid a dividend or other distribution with respect to its membership interest, or any direct or indirect redemption, purchase or other acquisition by it of any of its membership interests;

(iii) acquired or entered into any agreement, arrangement or understanding for the acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any material interest in any corporation, partnership, other business organization or any division thereof or any material assets, other than the acquisition of assets in the ordinary course of business consistent with past practices;

(iv) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise as an accommodation become responsible for, the obligations of any Person, or made any loans or advances except for indebtedness incurred in the ordinary course of business consistent with past practices;

(v) entered into any contract or agreement material to its business, results of operations or financial condition other than in the ordinary course of business consistent with past practices;

(vi) made or authorized any capital expenditure in excess of $5,000;

(vii) revalued any of its assets;

(viii) sold, leased, licensed or otherwise disposed of any of its material assets or properties, except in the ordinary course of business as conducted on that date and consistent with past practices;

(ix) amended or terminated any material contract, agreement or license to which it is a party or by which it is bound;

(x) permitted or allowed any of its material assets or properties (whether tangible or intangible) to be subjected to any Creditor Process, other than in the ordinary course of business, consistent with past practices;

(xi) taken any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practices, with respect to accounting policies, methods or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

(xii) paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practices, of liabilities reflected or reserved against in the financial statements of Ciena or subsequently incurred in the ordinary course of business and consistent with past practices;

(xiii) suffered any casualty, loss or damage with respect to any of its assets which in the aggregate have a replacement cost of more than $5,000, whether or not such casualty, loss or damage shall have been covered by insurance;

(xiv) increased the salary or other compensation payable or to become payable by it to any of its directors, managers, executive-level officers or advisors, or declared, paid, committed or otherwise become obligated for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

(xv) waived or released any of its material rights or claims, including any write-off or other compromise of any amount of its account receivables;

(xvi) changed the prices or royalties set or charged by it to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to it;

(xvii) terminated, discontinued, closed or disposed of any facility or other business operation, or laid off any employees or implemented any early retirement, separation or program providing early retirement benefits or announced or planned any such action or program for the future;

(xviii) commenced or received notice or threat of commencement of any lawsuit or proceeding against or investigation of it or its affairs;

(xix) received notice of a breach of any material agreement with customers and/or contractors;

(xx) received notice of any claim of ownership by a third party of its Intellectual Property or of infringement by it of any third party’s Intellectual Property rights;

(xxi) issued or sold any of its membership interests, , or securities exchangeable, convertible or exercisable therefore, or of any other of its securities;

(xxii) suffered any Material Adverse Effect;

(xxiii) made any material changes in the customary methods of its operations; or

(xxiv) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.5.

3.6 Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

(i) “Intellectual Property” shall mean any of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation embodying or evidencing any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefore and all other rights corresponding thereto throughout the world; (“Copyrights”); (iv) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology (“Mask Works”); (v) all industrial designs and any registrations and applications therefore throughout the world; (vi) all trade names, brand names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world (“Trademarks”); (vii) all databases and data collections and all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; (ix) all World Wide Web addresses, sites and domain names; and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ii) “Ciena Business” means the business of Ciena including the manufacture, use, licensing, distribution and sale of any products or technology or the provision of any services by Ciena, as currently conducted, as conducted since the inception of Ciena, or as reasonably is contemplated to be conducted by Ciena in the future.

(iii) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents, including applications therefore; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property of Ciena that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any state, government or other public legal authority at any time.

(b) Section 3.6 of the Ciena Disclosure Schedule lists all Registered Intellectual Property in whole or in part owned by, assigned to, or filed in the name of Ciena (the "Ciena Registered Intellectual Property").

(c) Except as set forth in Section 3.6 of the Ciena Disclosure Schedule, each item of Ciena Intellectual Property, including all Ciena Registered Intellectual Property listed in Section 3.6 of the Ciena Disclosure Schedule, is free and clear of any Creditor Process.

(d) Ciena (i) is the exclusive owner of all Trademarks as such Trademarks are currently used by the Ciena Business, including trade names, trade dress and similar designations of origin used in connection with the operation or conduct of the Ciena Business and (ii) owns exclusively, and has good title to, all copyrighted works, software products or other works of authorship that it otherwise purports to own.

(e) Except as set forth in Section 3.6 of the Ciena Disclosure Schedule, Ciena has not has transferred ownership of, or granted any license of or right to use or authorized the retention of any rights to use, any Intellectual Property that is, or was, Ciena Intellectual Property, to any Person, except in the ordinary course of business consistent with past practices.

(f) The Ciena Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Ciena Business including (i) the making, using, selling, marketing, or importing of any product or device, (ii) the practice of any process, (iii) the offering or performance of any service, or (iv) the copying, display, performance, distribution, creation of derivative works of, or the exploitation of any device or work.

(g) The contracts, licenses and agreements listed in Section 3.6 of the Ciena Disclosure Schedule include all material contracts, licenses and agreements pursuant to which any Person, including any affiliate of Ciena, has licensed any Intellectual Property to Ciena. Ciena is not in breach of, nor has it failed to perform under any of the foregoing contracts, licenses and agreements and, to its knowledge, no other party to such contracts, licenses and agreements is in breach of or has failed to perform thereunder.

(h) The contracts, licenses and agreements listed in Section 3.6 of the Ciena Disclosure Schedule include all material contracts and agreements pursuant to which any Person, including any third party developer or consultant, has developed any device or technology, authored any work, or otherwise created anything in which any Intellectual Property rights might arise, either separately or jointly with Ciena, or any other Person, which Ciena uses or possess or which it believes it owns.

(i) The contracts, licenses and agreements listed in Section 3.6 of the Ciena Disclosure Schedule include all material contracts, licenses and agreements pursuant to which Ciena has licensed or transferred to any third person or any affiliate of Ciena, any Ciena Intellectual Property. Ciena is not in breach of, nor has it failed to perform under any of the foregoing contracts, licenses and agreements and, to its knowledge, no other party to such contracts, licenses and agreements is in breach of or has failed to perform thereunder.

(j) Neither the consummation of the transaction contemplated by this Agreement nor the transfer to NetSol of any contracts, licenses, agreements or Ciena Intellectual Property will cause or obligate Ciena (i) to grant to any third party any rights or licenses with respect to any Intellectual Property of Ciena; or (ii) pay any royalties or other amounts in excess of those being paid by Ciena prior to the Closing Date.

(k) Section 3.6 of the Ciena Disclosure Schedule lists all material agreements, licenses and contracts pursuant to which Ciena has agreed to indemnify, hold harmless, or otherwise agree to be liable for any losses, cost or damages of, a third party with respect to any Intellectual Property or product or service of Ciena.

(l) Except as set forth in Section 3.6 of the Ciena Disclosure Schedule, all Ciena Intellectual Property (other than Ciena Intellectual Property licensed from third parties) will be fully, transferable, alienable or licensable by, or between, Ciena without restriction and without payment of any kind to any third party.

(m) Except as set forth in Section 3.6 of the Ciena Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Ciena in any Ciena Intellectual Property or result in the breach or termination of any license, contract or agreement to which Ciena is a party respecting any Ciena Intellectual Property.

(n) To Ciena’s knowledge, the operation of the Ciena Business, including (i) the making, using, selling, marketing, or importing of any product or device, (ii) the practice of any process, (iii) the offering or performance of any service, or (iv) the copying, distribution, performance, display, creation of derivative works of, or the exploitation of any device or work, does not, and will not when conducted in substantially the same manner following the Closing, as a subsidiary of NetSol, infringe or misappropriate the Intellectual Property of any person, violate the rights of any person, or constitute unfair competition or trade practices under the laws of any jurisdiction, and Ciena has not received notice from any person claiming that such operation or any act, product, technology or service of the Ciena Business infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is Ciena aware of any basis therefore). Without limiting the foregoing, to Ciena's knowledge, Ciena has not misappropriated the trade secrets of, or infringed the Copyright or Mask Works of any third party.

(o) There are no material contracts, licenses or agreements between Ciena and any other person with respect to Ciena Intellectual Property under which there is any dispute known to Ciena regarding the scope of, or performance under, such contract, license or agreement including with respect to any payments to be made or received by Ciena thereunder.

(p) To the knowledge of Ciena, no person is infringing or misappropriating any Ciena Intellectual Property.

(q) No Ciena Intellectual Property or product, technology or service of the Ciena Business is subject to any proceeding or outstanding decree, order, judgment or stipulation that restricts in any manner the use, transfer or licensing thereof by Ciena or may affect the validity, use or enforceability of such Ciena Intellectual Property.

(r) Section 3.6 of the Ciena Disclosure Schedule lists all action, including the payment of any fees, that must, or should be performed by, or on behalf of, Ciena in the ninety-day period following the Closing Date, with respect to any application for, perfection of, preservation of, or continuation of any rights of Ciena with respect to any Ciena Intellectual Property, including the filing of any patent applications, response to Patent Office actions or payment of fees, including renewal fees.

(s) All software products of Ciena were written and created solely by either (i) employees of Ciena acting within the scope of their employment or (ii) by third parties who have validly assigned or licensed the necessary rights, including Intellectual Property rights, in such products to Ciena.

(t) Ciena has no knowledge of any facts or circumstances that would render any Ciena Intellectual Property invalid or unenforceable. Without limiting the foregoing, Ciena knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Ciena Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Ciena Registered Intellectual Property, and Ciena has not misrepresented, or failed to disclose, and is not aware of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Ciena Register Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise effect the validity or enforceability of any Ciena Registered Intellectual Property.

(u) Ciena has taken all steps reasonable under the circumstances to protect the confidentiality and trade secret status of their material confidential information and know of no basis on which it could be claimed that Ciena has failed to protect the confidentiality of any of their material confidential information.

3.7 Domain Names. Section 3.7 of the Ciena Disclosure Schedule sets forth a complete list of all Domain Names owned or used by Ciena in the conduct of the business of Ciena as it is presently conducted. No officer, director or employee of Ciena, the Sellers or any of their Affiliates or Associates has any ownership or other interest in the Domain Names. To Ciena and Sellers’ knowledge, none of the Domain Names infringes on any trademarks, trademark rights, trade names, trade name rights or service marks of others. Ciena has not obtained rights to any Domain Name in violation of any Laws, including, without limitation, the Anticybersquatting Consumer Protection Act.

3.8 Taxes. Except as set forth in Section 3.8 of the Ciena Disclosure schedule, Ciena has filed all Tax Returns required to have been filed (or extensions for the filing thereof have been duly obtained and have not expired), has paid all Taxes required to have been paid by it, has provided adequate reserves in the financial statements for any Taxes that have not been paid (whether or not shown as being due on any returns) or are payable by Ciena, except where failure to file such Tax Returns or pay or provide reserves for such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ciena and not known. All Tax Returns filed by Ciena are true, correct and complete in all material respects. Ciena has not received from any governmental authority any written notice of any proposed adjustment, deficiency or underpayment of Taxes, which notice has not been withdrawn or satisfied by payment, and there are no material claims that have been asserted or, to the knowledge of Ciena, threatened against Ciena relating to such Taxes. For purposes of this Agreement: (i) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation and (ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

3.9 Certain Contracts. Schedule 3.9 is a true and correct list of all customers of Ciena as of the date hereof and all customers making up a part of the Ciena Business which will be assigned to Ciena as a condition to Closing. As of the date hereof, except as disclosed in Schedule 3.9 of the Ciena Disclosure Schedule, Ciena has not, is not a party to, and is not bound by:

(a) any collective bargaining agreements;

(b) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

(c) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

(d) any employment or consulting agreement with an employee or individual consultant or salesperson;

(e) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(f) any fidelity or surety bond or completion bond;

(g) any lease of real or personal property that does not terminate within six months;

(h) any agreement of indemnification or guaranty;

(i) any agreement containing any covenant limiting its freedom to engage in any line of business or to compete with any Person or in any geographic area or during any period of time;

(j) any agreement relating to capital expenditures and involving future payments;

(k) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Ciena's business;

(l) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (h) hereof;

(m) any letter of credit;

(n) any distribution, joint marketing or development agreement;

(o) any agreement pursuant to which it has granted or may grant in the future, to any Person a source-code license or option or other right to use or acquire a source-code;

(p) any agreement relating to trademarks, copyrights, licenses, software development or any other Intellectual Property; or

(q) any other agreement that is not cancelable without penalty within 30 days.

Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Section 3.9 of the Ciena Disclosure Schedule, Ciena has not Materially breached, violated or defaulted under, or received notice that it has Materially breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth in Section 3.9 of the Ciena Disclosure Schedule (any such agreement, contract or commitment, a "Ciena Contract"). Each Ciena Contract is in full force and effect and, except as otherwise disclosed in Section 3.9 of the Ciena Disclosure Schedule, is not subject to any default thereunder, of which Ciena has knowledge, by any party obligated to Ciena or any of the Subsidiaries pursuant thereto. Section 3.9 of the Ciena Disclosure Schedule identifies each and every Ciena Contract and identifies each Ciena Contract that requires a consent, waiver or approval to preserve all rights of, and benefits to, Ciena under such Ciena Contract as a result of entering into this Agreement or effecting the transactions contemplated by this Agreement.

3.10 Employee Benefits.

(a) The Benefit Plans, whether oral or written, under which any current or former employee or director of Ciena has any present or future right to benefits contributed to, sponsored by or maintained by Ciena, or under which Ciena has any present or future liability shall be collectively referred to as the “Ciena Benefit Plans.”

(b) Except as set forth in Section 3.10 of the Ciena Disclosure Schedule, with respect to each Ciena Benefit Plan, no liability has been incurred and there exists no condition or circumstances in connection with which Ciena could be subject to any liability that is reasonably likely, individually or in the aggregate, to have an effect on Ciena, in each case under any applicable law, rule or regulation.

(c) Ciena is in compliance with all federal, state, local and foreign requirements regarding employment. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Ciena pending or, to the knowledge of Ciena, threatened which may interfere with the business activities of Ciena.

(d) Except as disclosed in Section 3.10 of the Ciena Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or further employee.

(e) Except as disclosed in Section 3.10 of the Ciena Disclosure Schedule, no present or former employee of Ciena has any claim against Ciena (whether under applicable law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or, (iii) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in the twenty-four (24) month period immediately preceding the date hereof and accrued as a liability on the most recent financial statements included in Ciena’s financial statements.

3.11 Labor Matters. Except as disclosed in Section 3.11 of the Ciena Disclosure Schedule, there are no controversies pending or, to the knowledge of Ciena, threatened between Ciena and any representatives of its employees, and, to the knowledge of Ciena, there are no material organizational efforts presently being made involving any of the now unorganized employees of Ciena. Since December 31, 2007, there has been no work stoppage, strike or other concerted action by employees of Ciena except as is not having or could not be reasonably expected to have a Material Adverse Effect on Ciena.

3.12 Assets. The assets, properties, rights and Ciena Contracts, including (as applicable) title or leaseholds thereto, of Ciena, taken as a whole, are sufficient to permit Ciena to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a Material Adverse Effect on Ciena.

3.13 Accounts Receivable; Fixed Assets; Inventory.

(a) Section 3.13 of the Ciena Disclosure Schedule contains a true and complete list of Ciena’s accounts receivable as of the Close of the month preceding the date of this Agreement, and aging with respect thereto. All of the accounts receivable of Ciena reflected in Section 3.13 of the Ciena Disclosure Schedule are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the amount of the reserve for bad accounts reflected therein, and are not subject to any right of offset or counterclaim. The accounts receivable of Ciena added after the date hereof to Section 3.14 of the Ciena Disclosure Schedule, when added will be good and collectible in the ordinary course of business at the aggregate amounts recorded on the books of account, less the amount of the reserve for bad accounts reflected therein (which reserve has been established on a basis consistent with prior practice and in accordance with GAAP) and will not subject to any right of offset or counterclaim.

(b) Section 3.13 of the Ciena Disclosure Schedule contains a true and complete list of all machinery, equipment and other fixed assets of Ciena as of the last full month preceding the date of this Agreement, (the “Equipment”). Each such item of Equipment is in reasonably good operating condition, normal wear and tear excepted, and is adequate for the use to which it is being put. To the best knowledge of Ciena and the Sellers, each such item has been maintained, in all material respects, in accordance with prudent business practice and no such maintenance has been unreasonably deferred.

(c) Section 3.13 of the Ciena Disclosure Schedule contains a true and complete list of all inventory of Ciena as of the last full month preceding the date of this Agreement, which consists of items that are of a quality and quantity presently usable and saleable in the ordinary course of business except as may be set forth in that Schedule.

3.14 Bank Accounts; Credit Cards; Corporate Accounts and Powers of Attorney. Section 3.14 of the Ciena Disclosure Schedule contains a complete and correct list showing (i) the name of each bank in which Ciena has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, (ii) the names of all credit card issuers with whom Ciena has an account and the names of all persons authorized to use such accounts or have access thereto, (iii) the names of all cellular telephone, phone card or other corporate accounts with whom Ciena has an account and the names of all persons authorized to use such accounts or have access thereto and (iv) the names of all persons, if any, holding powers of attorney from Ciena.

3.15 Insurance. Section 3.15 of the Ciena Disclosure Schedule sets forth a complete and accurate list of all material policies of insurance of Ciena currently in force, including surety bonds or other credit support therefore (the “Ciena Insurance Policies”), the current annual premiums for each Ciena Insurance Policy and the types of risk covered and limits of coverage. All Ciena Insurance Policies are in full force and effect and all premiums due thereon have been paid. Ciena has complied in all material respects with the terms and provisions of the Ciena Insurance Policies. Ciena has never applied for and been refused or denied any policy of insurance with respect to product liability matters, matters arising by reason of clinical trials, environmental matters or workmen’s compensation. Ciena’s insurance coverage is adequate in kind and amount based on current industry practice.

3.16 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Ciena.

3.17 Affiliate Arrangements. Except as disclosed in Section 3.17 of the Ciena Disclosure Schedule, none of the members, managers, officers or, directors of Ciena, and none of their affiliates, (i) is a party to any contract, arrangement, understanding or other commitment or pending or proposed transaction with Ciena other than compensation arrangements entered into in the ordinary course of business, and employee health, welfare and benefit plans available generally to the officers or employees of Ciena; (ii) owns, directly or indirectly, individually or collectively, a material interest in a corporation, partnership, firm or association, which is either a competitor, potential competitor, customer or supplier of Ciena or has an existing contractual relationship with Ciena or is engaged directly or indirectly in any similar business except through Ciena; (ii) owns any direct or indirect interest in any asset used by Ciena; (iii) owes any money to or is owed any money by Ciena, other than indebtedness for compensation earned and not yet paid in the ordinary course of business; or (iv) has received any increase in his or her annual rate of salary or any special bonus or compensation since the last full month preceding the Closing.

3.18 Principal Place of Business. Ciena’s principal place of business is located at 15445 Ventura Blvd, Suite 74, Sherman Oaks, California.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers severally represents and warrant to, and covenant and agree with NetSol with respect only to such Seller as follows:

4.1 Capacity; Validity. Such Seller has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by such Seller and constitutes a valid and binding obligation of such Seller enforceable against it/him in accordance with its terms.

4.2 Sellers’ Membership Interest Ownership. Each Seller holds of record and beneficially owns the percentage interest of Ciena set forth next to his or her name in Section 3.2 of the Ciena Disclosure Schedule, and except as set forth in Section 3.2 of the Ciena Disclosure Schedule, such membership interests of Ciena are free and clear of any restrictions on transfer, claims, taxes, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Such Seller is not a party to (or has otherwise waived all rights under) any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any membership interest of Ciena (other than this Agreement). Except as set forth in Section 4.2 of the Ciena Disclosure Schedule, such Seller is not a party to (or has otherwise terminated) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Ciena membership interest.

4.3 Investment Warranties.

 (a) that the purchase of the NetSol Shares involves a high degree of risk, including, but not limited to, the following: (i) an investment in NetSol is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in NetSol and the NetSol Shares; (ii) Sellers may not be able to liquidate their investment; (iii) transferability of NetSol Shares is extremely limited; (iv) in the event of a disposition of the NetSol Shares, Sellers’ could sustain the loss of their entire investment; and, (v) NetSol has not paid any dividends on its common stock since inception and does not anticipate the payment of dividends in the foreseeable future.

(b) that (i) he has prior investment experience, including investment in securities which are non-listed, unregistered and/or not traded on the NASDAQ market, a national stock exchange or on the National Association of Securities Dealers (the “NASD”) automated quotation system for actively traded stocks, or he has employed the services of an investment advisor, attorney and/or accountant to read all of the documents furnished or made available by NetSol to him and to evaluate the merits and risks of such investment of his behalf; (ii) he recognizes the highly speculative nature of this investment; and, (iii) is able to bear the economic risk which he hereby assumes.

(c) that he has been furnished with, or has had an opportunity to acquire and carefully review, the following documents filed by NetSol with the Securities and Exchange Commission (collectively the “SEC Filings”): (a) Annual Report on Form 10-KSB for the years ended June 30, 2008 and 2007 (the “10-KSB”); ; (c) all Current Reports on Form 8-K filed after the filing of the 10-KSB; and (d) NetSol’s most recent definitive proxy materials.

(d) acknowledges that as part of this transaction it has conducted due diligence on NetSol and as part of that due diligence, he has been furnished with all information regarding NetSol which he, his investment advisor, attorney and/or account has requested or desired to know, has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of NetSol concerning NetSol, and has received any additional information which he has requested.

(e) that this transaction has not been reviewed by the SEC or any state securities regulatory authority or other governmental body or agency, since the transaction is intended to be exempt from registration under Section 5 of the Securities Act of 1933, as amended (the “Act”) pursuant to regulation D promulgated under the Act.

(f) shall not sell or otherwise transfer the NetSol Shares unless such transfer is registered under the Act or unless an exemption from such registration is available.

(g) that the NetSol Shares are not registered under the Act by reason of a claimed exemption under the provisions of the Act which depends, in part, upon Seller’s investment intention. In this connection, Seller hereby represents that he is purchasing the NetSol Shares for his own account for investment purposes only and not with a view toward the resale or distribution to others and has no contract, undertaking, agreement or other arrangement, in existence or contemplated, to sell, pledge, assign or otherwise transfer the NetSol Shares to any other person. If Seller is an entity, Seller represents that it was not formed for the purpose of purchasing the NetSol Shares.

(h) that although there currently is a public market for the NetSol Shares, Rule 144 promulgated under the Act (“Rule 144”) requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities acquired in a non-public placement without having to satisfy the registration requirements under the Act. Seller understands and hereby acknowledges that NetSol is under no obligation to register the NetSol Shares under the Act or any state securities or “blue sky” laws or assist Seller in obtaining an exemption from various registration requirements.

(i) consents to the placement of a legend on any certificate or other document evidencing the NetSol Shares, substantially as set forth below, that such shares have not been registered under the Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions or transferability and sale thereof contained in this agreement. Seller is aware that NetSol will make a notation in its appropriate records with respect to the restrictions on the transferability of the Securities.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NTO BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF NETSOL

Except as disclosed in NetSol’s SEC Reports (as defined in Section 5.1(a) filed prior to the date hereof or as set forth in the NetSol Disclosure Schedule delivered by NetSol to the Sellers prior to the execution of this Agreement (the “NetSol Disclosure Schedule”), NetSol represents and warrants to Ciena and Sellers as follows:

5.1 Organization, Standing and Power. Each of NetSol and each of its Subsidiaries (as defined in Section 11(i), below) is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease, use and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on NetSol. NetSol and each of the Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on NetSol. The copies of the certificates or articles of incorporation and bylaws of NetSol and each of its Subsidiaries in, or incorporated by reference in, NetSol’s SEC Reports are true, complete and correct copies of such documents as in effect on the date of this Agreement. A list of the respective jurisdictions of organization of NetSol and each of its Subsidiaries, and the respective jurisdictions where NetSol and each of its Subsidiaries is qualified or licensed as a foreign corporation to do business, are disclosed in Section 5.1 of the NetSol Disclosure Schedule.

5.2 Subsidiaries. Section 5.2 of the NetSol Disclosure Schedule sets forth each Subsidiary of NetSol not included on Exhibit 21 to NetSol’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2008. Exhibit 21 to NetSol’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2008 includes all the Subsidiaries of NetSol which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”)).

5.3 Capital Structure. The authorized capital stock of NetSol, as of June 30, 2008, consists of (a) 95,000,000 shares of NetSol Common Stock, of which 25,545,482 shares were issued and outstanding and (b) 5,000,000 shares of NetSol Preferred Stock, of which 1,920 are issued and outstanding. All issued and outstanding shares of the capital stock of NetSol are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. Except as disclosed in Schedule 5.3 of the NetSol Disclosure Schedule, there are no outstanding obligations of NetSol or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of NetSol Capital Stock or any capital stock or other equity or ownership interests of any Subsidiary of NetSol or to provide funds to, or make any investments (in form of a loan, capital contribution or otherwise) in, any Subsidiary of NetSol or any other Person.

5.4 Authority; No Conflicts.

(a) NetSol has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of NetSol and no other corporate proceedings, other than, if necessary, the approval by the shareholders of NetSol which would be a condition precedent to the Closing, on the part of NetSol are necessary to authorize the execution and delivery of this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NetSol and constitutes a valid, legal and binding agreement of NetSol, enforceable against NetSol in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The execution and delivery of this Agreement by NetSol does not, and the performance of its obligations hereunder and the consummation by NetSol of the other transactions contemplated hereby will not, conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Creditor Process, charge, “put” or “call” right or other encumbrance on, or the loss of, any assets, including Intellectual Property (as defined in Section 5.8, or cause or create any right of payment or reimbursement (any such conflict, violation, breach, default, right of termination, amendment, cancellation or acceleration, loss, creation, payment or reimbursement, a “Violation”) pursuant to: (A) any provision of the articles of incorporation or bylaws or similar organizational document of NetSol or any Significant Subsidiary of NetSol, or (B) except as (1) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetSol; (2) would not prevent or materially delay the consummation of the transactions contemplated by this Agreement, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below or (3) as set forth in Section 5.4 of the NetSol Disclosure Schedule, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NetSol or any Subsidiary of NetSol or their respective properties or assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required by or with respect to NetSol or any Subsidiary of NetSol in connection with the execution and delivery of this Agreement by NetSol or the performance of its obligations hereunder or the consummation of the other transactions contemplated hereby, except for (i) if required, shareholder approval and (ii) those required under or in relation to (A) state securities or “blue sky” laws (the “Blue Sky Laws”), (B) the Securities Act of 1933, as amended (the “Securities Act”), (C) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (D) the rules and regulations of the NASDAQ and (E) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetSol. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (ii) are hereinafter referred to as “Necessary Consents.”

5.5 SEC Reports and Financial Statements.

(a) NetSol has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 10, 1997 (collectively, including all exhibits thereto, the “NetSol SEC Reports”). None of NetSol’s SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in NetSol’s SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of NetSol and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such NetSol SEC Reports, as of their respective dates (and as of the date of any amendment to the respective NetSol SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Each Subsidiary of NetSol is treated as a consolidated Subsidiary of NetSol in the financial reports of NetSol included in NetSol’s SEC Reports.

(b) Except as disclosed in NetSol’s financial statements contained in NetSol’s SEC Reports, or as disclosed in Section 5.5 of the NetSol Disclosure Schedule, neither NetSol nor any of its Subsidiaries has any obligations, liabilities or debts (whether accrued or fixed, or absolute or contingent, or unmatured, or determined or determinable), including without limitation those arising under law or any contract, arrangement or commitment or undertaking that are of a nature that would be required to be disclosed on the consolidated balance sheet of NetSol and its consolidated Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business consistent with past practices, (ii) liabilities for Taxes (as defined in Section 5.11 or (iii) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetSol.

5.6 Litigation; Compliance with Laws.

(a) Except as disclosed in Section 5.6 to NetSol’s Disclosure Schedule or the NetSol SEC Reports, there are no claims, investigations, suits, actions, judgments or proceedings (collectively, “Actions”) pending or, to the knowledge of NetSol, threatened, against or affecting NetSol or any Subsidiary of NetSol or any property or asset of NetSol or any Subsidiary of NetSol, before any court, arbitrator or Governmental Entity (domestic or foreign), which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on NetSol, nor are there any judgments, decrees, determinations, awards, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against NetSol or any Subsidiary of NetSol which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on NetSol.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetSol, NetSol and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses as now being conducted of NetSol and its Subsidiaries, (the “NetSol Permits”), and no suspension or cancellation of any of NetSol’s Permits is pending or, to the knowledge of NetSol, threatened. NetSol and its Subsidiaries are in compliance with the terms of NetSol’s Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetSol. Neither NetSol nor any of its Subsidiaries is in violation of, and NetSol and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetSol.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of NetSol During the period from the date of this Agreement and continuing until the Closing Date, NetSol agrees as to itself, its subsidiaries and affiliated companies that (except as expressly contemplated or permitted by this Agreement or as set forth in the NetSol Disclosure Schedule or to the extent that Ciena shall otherwise consent in writing) and, except as required by law, NetSol shall not, and shall not permit any of its Subsidiaries to (a) take any action that would, or would reasonably be expected to, result in (i) any of the conditions to this Agreement not being satisfied or (ii) a material delay in the satisfaction of such conditions.

From the Closing Date until the payment of the Deferred Compensation (except as expressly contemplated or permitted by this Agreement or as set forth in the NetSol Disclosure Schedule or to the extent that Ciena shall otherwise consent to in writing) and, except as required by law, NetSol shall not cause Ciena to:

   (a) pass any resolution for the voluntary winding-up or a petition for the winding up;

(b) cease to carry on business in the normal and ordinary course;

(c) dispose of any asset or assign or terminate any contract which if in doing so would materially adversely affect the revenue earning ability of Ciena.

6.2 Covenants of Ciena During the period from the date of this Agreement and continuing until the Closing Date, Ciena agrees that (except as expressly contemplated or permitted by this Agreement or Section 6.2 of the Ciena Disclosure Schedule or to the extent that NetSol shall otherwise consent in writing):

(a) Ordinary Course.

(i) Ciena shall carry on its business in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Closing Date; provided, however, that no action by Ciena with respect to matters specifically addressed by any other provision of this Section 6.2 shall be deemed a breach of this Section 6.2(a)(i) unless such action would constitute a breach of one or more of such other provisions of this Section 6.2. Ciena shall promptly notify NetSol of any event or occurrence or emergency not in the ordinary course of business of Ciena and any event which would reasonably be expected to have a Material Adverse Effect on Ciena or the transactions contemplated by this Agreement.

(ii) Other than in connection with acquisitions permitted by Section 6.2(i) or investments permitted by Section 6.2(k), Ciena shall not (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practices.

(b) Membership Interest Options. Ciena shall not grant, accelerate, amend or change the period of exercisability of any outstanding Ciena Options or membership interests subject to vesting, or authorize cash payments in exchange for any such outstanding options.

(c) Intellectual Property. Ciena shall not transfer to any Person any rights to any Ciena Intellectual Property (other than end-user licenses granted to customers of Ciena in the ordinary course of business).

(d) Marketing Rights. Ciena shall not enter into or amend any material agreements pursuant to which any other party is granted marketing, distribution, or similar rights of any type or scope with respect to any products of Ciena except in the ordinary course of business consistent with past practices.

(e) Amendments to Agreements. Ciena shall not amend or otherwise modify (or agree to do so), except in the ordinary course of business, or materially violate the terms of, any of the agreements set forth or described in the Ciena Disclosure Schedule.

(f) Dividends; Changes in Membership Interests. Ciena shall not and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its membership interest, (ii) split, combine or reclassify any of its membership interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, membership interests or (iii) repurchase, redeem or otherwise acquire any membership interests or any securities convertible into or exercisable for membership interests (or options, warrants, or other rights exercisable therefore).

(g) Issuance of Securities. Ciena shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any membership interests or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such membership interests, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing.

(h) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, Ciena shall not amend or propose to so amend its articles of incorporation or bylaws.

(i) No Acquisitions. Ciena shall not acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of Ciena in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor).

(j) No Dispositions. Other than (i) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (ii) as disclosed in Section 6.2 of the Ciena Disclosure Schedule, Ciena shall not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (but excluding inventory in the ordinary course of business).

(k) Investments; Indebtedness. Ciena shall not (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (aa) employee loans or advances made in the ordinary course of business or (bb) in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to Ciena and its Subsidiaries taken as a whole or (ii) without regard to anything contained in the Ciena Disclosure Schedule, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Ciena or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another

(l) Compensation. Except (i) as set forth in Section 6.2 of the Ciena Disclosure Schedule, (aa) as required by law or by the terms of any agreement currently in effect between Ciena or any Subsidiary of Ciena and any executive officer or employee thereof or (bb) in the ordinary course of business consistent with past practices, Ciena shall not increase the amount of compensation of any director, executive officer or key employee of Ciena or grant any severance or termination pay to any director or officer or to any other employee of Ciena, other than severance or termination pay contained in any employment agreements negotiated with employees named in Section 7.1 of the Agreement, or make any increase in or commitment to increase any employee benefits, issue any additional Ciena options, adopt or amend or make any commitment to adopt or amend any Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Ciena Benefit Plan.

(m) Accounting Methods; Income Tax Elections . Except as required by a Governmental Entity, Ciena shall not change its methods of accounting, except as required by changes in GAAP as concurred by Ciena’s independent public accountants. Ciena shall not (i) change its fiscal year or (ii) make any tax election that, individually or in the aggregate, would have a Material Adverse Effect on Ciena.

(n) Certain Agreements and Arrangements. Ciena shall not enter into any agreements or arrangements that limit or otherwise restrict Ciena or any of their its affiliates or any successor thereto, or that could, after the Closing Date, limit or restrict Ciena, NetSol or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on NetSol, its Subsidiaries, and Ciena, taken together, after giving effect to the transactions contemplated by this Agreement.

(o) Satisfaction of Closing Conditions. Except as required by law, Ciena shall not take any action that would, or would reasonably be expected to, result in (i) any of the conditions to the Agreement not being satisfied or (ii) a material delay in the satisfaction of such conditions.

(p) Write-Offs. Ciena shall not revalue any of Ciena’s assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

(q) Strategic Alliances. Ciena shall not enter into any strategic alliance, joint venture, partnership, joint development or joint marketing agreement with any Person, which would have a Material Adverse Effect on NetSol, its Subsidiaries or Ciena, taken together, after giving effect to the transactions contemplated by this Agreement.

(r) Other Actions. Ciena shall not agree orally or in writing or otherwise to take, any action that would reasonably be expected to cause a Material Adverse Effect on Ciena, NetSol or any of its Subsidiaries.

ARTICLE 7

CERTAIN RELATED MATTERS AND ADDITIONAL AGREEMENTS

7.1 Employment Agreements. At or prior to the Closing Date, Ciena will take all action necessary to cause the Managers of Ciena to authorize, approve, execute and deliver at the Closing, an Employment Agreement with Shaz Khan and Mark Pellas upon terms and conditions satisfactory to NetSol and CIENA (the “ Employment Agreements”). The form of the Employment Agreements are attached hereto as Exhibit B-1 and Exhibit B-2.

7.2 Assignment of Agreements. At or prior to the Closing Date, Mark Pellas, Kelmar Consulting and Ciena shall take all action necessary to cause the assignment of any and all agreements with customers of Ciena which make up part of the Ciena Business including but not limited to the agreements with MyITGroup to Ciena.

7.3 Voting Agreement. At or prior to the Closing Date, each Seller shall executed and deliver at the Closing, a Voting Agreement by and between Seller and NetSol upon terms and conditions satisfactory to NetSol and Sellers (the “Voting Agreement). The form of the Voting Agreement is attached hereto as Exhibit “C”.

7.4 Resignation. At the Closing, each Manager of Ciena shall resign the position of manager effective as of the Closing date. The form of the Resignation is attached hereto as Exhibit “D”.

 7.5 Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Closing Date, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal, state or local laws (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request. Any investigation by either of NetSol or Ciena shall not affect the representations and warranties of the other.

7.6 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained under any of the parties’ agreements, contracts, licenses or leases in order to preserve the benefits thereunder or otherwise in connection herewith and from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Required Approvals”), (ii) taking all reasonable steps as may be necessary to obtain all Required Approvals and (iii) the satisfaction of the conditions hereunder.

7.7 Public Announcements. NetSol and Ciena shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Prior to the Closing hereof neither NetSol nor Ciena shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed

7.8 Investigation by NetSol and Sellers. NetSol may, prior to the Closing Date, through its representatives (including its counsel, accountants and consultants) make such reasonable investigations of the properties, offices and operations of Ciena and such audit of the financial condition of Ciena as it deems reasonably necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any reasonable investigation enabling it to familiarize itself with such properties, offices, operations and financial condition; such investigation shall not, however, affect Ciena’s or the Sellers’ representations, warranties and agreements hereunder and shall be conducted in such a manner so as to not unreasonably disrupt or interfere with Ciena’s business or personnel. No creditor or customer of Ciena shall be contacted by NetSol without the prior written consent of Ciena, which consent shall not be unreasonably withheld. Ciena and the Sellers shall permit NetSol and its authorized representatives to have, after the date hereof, reasonable access to the premises and to all books and records and Returns of Ciena, and NetSol shall have the right to be provided copies thereof and excerpts there from. Ciena and the Sellers shall furnish NetSol with such financial and operating data and other information with respect to Ciena as NetSol may from time to time reasonably request. NetSol shall furnish the Sellers with such financial and other information, with respect to NetSol as Sellers may from time to time reasonably request, and which Ciena deems reasonably necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any reasonable investigation enabling it to familiarize itself with NetSol’s business, history, properties, offices, operations and financial condition. NetSol and Seller shall advise the other with respect to the progress made by it, him or her in securing any consent or the satisfaction of any condition required for the completion of this transaction and shall supply copies of any documents prepared or received by it, him or her in connection therewith. Notwithstanding the above, the investigation by NetSol and/or Sellers does not affect, alter or void the representations and warranties made by NetSol, the Sellers and/or Ciena.

7.9 Supplemental Disclosure. The parties agree that, with respect to their representations and warranties made in this Agreement, they will have a continuing right until the Closing Date to disclose additional information; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of any party or the Disclosure Schedules of either party hereto unless such disclosures are set forth on the Disclosure Schedules of either party with respect to this Agreement delivered at or before the Closing.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Affect the Purchase and Sale of the Ciena Membership Interest. The respective obligations of Ciena and NetSol to effect the Purchase and Sale of the Ciena Membership Interests are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Manager and Member Approval. (i) Ciena shall have obtained the required approval by its Managers and Members to sell the Membership Interest of Ciena, and (ii) NetSol shall have obtained the required approval by its Board of Directors.

(b) No Injunctions or Restraints, Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the purchase and sale of the Ciena Membership Interest and other transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions.

8.2 Additional Conditions to Obligations of NetSol. The obligations of NetSol to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by NetSol, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Sellers and Ciena set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ciena; and NetSol shall have received a certificate of Sellers and a senior executive officer and a senior financial officer of Ciena to such effect.

(b) Performance of Obligations of Ciena. Sellers shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and NetSol shall have received a certificate of Sellers to such effect.

(c) Governmental and Regulatory and Other Consents and Approvals. All consents, approvals, and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of Ciena or NetSol, to consummate the transactions contemplated by this Agreement, the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect on NetSol or Ciena, or to materially diminish the value of the transactions contemplated by this Agreement to NetSol, or on the ability of Ciena and NetSol to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to NetSol.

(d) Material Adverse Change. There shall not have occurred any Material Adverse Effect on Ciena since the date of this Agreement.

 (e) No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting Ciena and/or Sellers that involve a demand for any judgment or liability, whether or not covered by insurance, and that may result in any Material Adverse Effect on Ciena.

(f) Consents. Unless the failure to receive such consent is the fault of Sellers and/or Ciena, NetSol shall have received all Consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

(g) Ancillary Agreements. The Sellers shall have executed and delivered, or caused to be executed and delivered, each of Sellers’ Ancillary Agreements.

(h) Certificates of Status. Except as provided in Section 8.2 of the Ciena Disclosure Schedule, NetSol shall have received certificates from the Secretary of State of the State of California and of each jurisdiction set forth in Section 8.2 the Ciena Disclosure Schedule, each dated not more than 30 days prior to Closing, to the effect that Ciena is subsisting in good standing in each such jurisdiction.

 (i) Closing Deliveries. NetSol shall have received at or prior to the Closing all documents set forth in this Section 8.2 and such other documents, instruments, or certificates as NetSol may reasonably request, including, without limitation, a certificate signed by an authorized representative of Ciena attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

(j) Certificate of Non-Foreign Status. Each of the Sellers shall have provided NetSol with a certificate of non-foreign status, certifying that such Seller is not a non-resident alien and, therefore, not subject to withholding under Section 1445 of the Code.

(k)  Assignment of Ciena Business. Sellers and Ciena shall cause any and all customer agreements related to Ciena Business to be assigned to Ciena.

(l) Resignation. All managers shall resign as managers of Ciena.

(m) Assignment of Membership Interests. Sellers shall cause to be executed and delivered at Closing the Assignment of Membership Interests in the form attached hereto as Exhibit “A”.

8.3 Additional Conditions to Obligations of Ciena. The obligations of Ciena to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Ciena, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of NetSol set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NetSol or its Subsidiaries, and Ciena shall have received a certificate of a senior executive officer and a senior financial officer of NetSol to such effect.

(b) Performance of Obligations of NetSol. NetSol shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Ciena shall have received a certificate of a senior executive officer and a senior financial officer of NetSol to such effect.

(c) Governmental and Regulatory and Other Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of Ciena, NetSol or any of their Subsidiaries to consummate the transactions contemplated by this Agreement, the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect on NetSol, its Subsidiaries or Ciena or to materially diminish the value of the transactions contemplated by this Agreement to Ciena, or on the ability of Ciena and NetSol to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to NetSol.

(d) Material Adverse Change. There shall not have occurred any Material Adverse Effect on NetSol and its Subsidiaries taken as a whole since the date of this Agreement.

(e) Agreements and Conditions. On or before the Closing Date, NetSol shall have complied with and duly performed in all material respects all agreements, covenants and conditions on their respective parts to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

 (f) No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting NetSol that involve a demand for any judgment or liability, whether or not covered by insurance, and that is reasonably likely to result in any Material Adverse Effect on (i) the condition (financial or otherwise), business, operations or prospects of NetSol or (ii) the aggregate value of their properties or assets.

 (g) Ancillary Agreements. NetSol shall have executed and delivered, or caused to be executed and delivered, each of NetSol’s Ancillary Agreements.

(h) Closing Deliveries. Ciena and the Sellers shall have received at or prior to the Closing all documents set forth in this Section 8.3 and such other documents, instruments, or certificates as Ciena or the Sellers may reasonably request, including, without limitation, a certificate signed by authorized representatives of NetSol attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

ARTICLE 9

CERTAIN TAX MATTERS

9.1 Tax Periods Ending on or before the Closing Date.NetSol shall cause Ciena to prepare and file or cause to be filed all Tax Returns for Ciena for all periods beginning prior to the Closing Date that are filed after the Closing Date. Ciena shall permit the Sellers reasonable time to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Sellers shall reimburse NetSol for any Taxes of Ciena, if any, with respect to such periods ending on the Closing Date within thirty (30) days after payment by NetSol or Ciena of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Interim Balance Sheet or were not incurred in connection with the operation of business of Ciena in the ordinary course prior to Closing.

9.2 Cooperation on Tax Matters.

(a) NetSol, Ciena, and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Ciena, NetSol and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Ciena relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by NetSol or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Ciena or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(b) Ciena, NetSol and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

ARTICLE 10

INDEMNIFICATION

10.1 Survival of Representations. The representations and warranties of NetSol, Ciena and the Sellers contained in sections 3.1, 3.2, 3.3, 3.4, 3.5, and the liability referred to therein in section 3.8, 4.1, 4.2, 5.1 and 5.4 (the “Fundamental Representations and Warranties”) in this Agreement, the Exhibits hereto and the respective Disclosure Schedules of NetSol, Ciena and the Sellers, shall survive the Closing Date of this Agreement. All other representations and warranties contained in this Agreement, the Exhibits hereto and the respective Disclosure Schedules of NetSol, Ciena and the Sellers, shall survive the Closing Date for a period of four (4) years, and shall then terminate; provided, however, that any such representation and warranty shall survive the time it would otherwise terminate only with respect to claims of which notice has been given as provided in section 10.5 of this Agreement prior to such termination. Notwithstanding the above, the representations and warranties in this Agreement shall not be deemed to have terminated if the assertion or non-assertion thereof is determined to constitute fraud.

10.2 Indemnitors; Indemnified Persons. For purposes of this Section 10, each party that, pursuant to this Section 10, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the “Indemnitor”, and each such person and entity that is entitled to be indemnified by any Indemnitor shall be referred to as the “Indemnified Person” with respect to such Indemnitor.

10.3 Indemnification by Ciena and the Sellers. Ciena (if the transaction does not close) and the Sellers (if there is a Closing) hereby jointly and severally, agree to defend, indemnify, hold harmless and reimburse NetSol and its directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by such Indemnified Persons (including reasonable attorneys’ fees and disbursements) to the extent caused by or arising out of (a) any breach (or alleged breach in connection with a claim asserted by a third party) of any representation or warranty of Ciena and/or the Sellers contained in this Agreement; (b) any breach of any covenant or agreement of Ciena or the Sellers contained in this Agreement; (c) any breach of any covenant, representation or warranty in the Ciena or Sellers’ Disclosure Schedule, and, (d) any failure or breach by any Seller to carry out, perform, satisfy and discharge any of Sellers’ covenants, agreements, undertakings, liabilities, or obligations under this Agreement and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys’ fees and disbursements) as they shall be reasonably incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, in connection with pending or threatened litigation, that shall be caused by or shall arise out of such breach (or alleged breach in connection with a claim asserted by a third party), whether or not any such Indemnified Person shall be named as a party thereto and whether or not any liability shall result there from. The Sellers and Ciena further agree that they shall not, without the prior written consent of NetSol, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding indemnifiable hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person to which such indemnification would apply under this Section 10.3 from all liability arising out of such claim, action, suit or proceeding to which such indemnification would apply.

10.4 Indemnification by Mark Pellas. In addition to the covenants and agreements of Mark Pellas as a Seller of Ciena, Mr. Pellas, individually and on behalf of KelMar Consulting (collectively, “Complaint Indemnitors”), agree to defend, indemnify, hold harmless and reimburse NetSol and its directors, officers, agents and employees, which individually and collectively shall be deemed “Indemnified Persons” as defined in Section 10.2, above, from and against any and all claims, liabilities, losses, damages and expenses incurred by such Indemnified Persons (including reasonable attorneys’ fees and disbursements) to the extent caused by or arising out of the complaint number E200708 A-003-00, filed with the California Department of Fair Employment and Housing dated July 2, 2007 by Mr. Chakib Djebbari (the “Complaint”) and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys’ fees and disbursements) as they shall be reasonably incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, in connection with the Complaint whether or not any such Indemnified Person shall be named as a party thereto and whether or not any liability shall result there from. The Complaint Indemnitors further agree that they shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding indemnifiable hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person to which such indemnification would apply under this Section 10.4 from all liability arising out of such claim, action, suit or proceeding to which such indemnification would apply; provided, however, the Complaint Indemnitors shall be permitted to settle the Complaint without the full release required hereinabove, if NetSol consents in writing to the express terms of such a settlement.

10.5 Indemnification by NetSol. NetSol hereby agrees to defend, indemnify, hold harmless and reimburse the Sellers from and against any and all claims, liabilities, losses, damages and expenses incurred by them (including reasonable attorneys’ fees and disbursements) to the extent caused by or arising out of: (a) any breach (or alleged breach in connection with a claim asserted by a third party) of any representation or warranty of NetSol contained in this Agreement; and (b) any breach of any covenant or agreement of NetSol contained in the Agreement, and (c) any breach of any covenant, representation or warranty in the NetSol Disclosure Schedule, and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys’ fees and disbursements) as shall be reasonably incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, in connection with pending or threatened litigation, that shall be caused by or shall arise out of such breach (or alleged breach in connection with a claim asserted by a third party), whether or not such Indemnified Persons shall be named as a party thereto and whether or not any liability shall result there from. NetSol further agrees that it shall not, without the prior written consent of the Sellers, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding indemnifiable hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person to which such indemnification would apply under this Section 10.5 from all liability arising out of such claim, action, suit or proceeding to which such indemnification would apply.

10.6 Procedures for Indemnification; Defense. Promptly after receipt by an Indemnified Person of notice of the commencement of any action or proceeding with respect to which indemnification may be sought hereunder (“Notice of Claim”), such Indemnified Person shall notify the Indemnitor of the commencement of such action or proceeding, but failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability that the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be materially prejudiced by such failure. If the Indemnitor shall so elect, the Indemnitor shall demonstrate its capacity to and assume in writing the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified Person shall reasonably determine in its judgment that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; provided, however, that the Indemnitor shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate in (but not control) such litigation and to retain its own counsel at such Indemnified Person’s own expense except as otherwise provided above in this Section 10.6, so long as such participation does not interfere with the Indemnitor’s control of such litigation.

10.7 Limitation on Indemnification.

(a)  The amount which an Indemnitor is required to pay to, for or on behalf of any Indemnified Person pursuant to this Section 10 (the “Indemnity Payment”) shall be reduced by the amount of any Net Insurance Recovery (as defined below) made in respect thereof and the amount, if any, of claims, cross-claims, counterclaims or the like that are either received directly by the indemnified party or by the indemnifying party on behalf of the indemnified party and remitted to the indemnified party as a direct result of the event giving rise to the claim for indemnification after deducting there from all fees, costs and expenses (including, without limitation, reasonable attorneys and disbursements) incurred in connection therewith. In such connection, an indemnified party shall fully cooperate with the indemnifying party in pursing and realizing all amounts which may reasonably be available from third persons. Nothing in this Section 10 shall (i) obligate any Indemnified Person to obtain or maintain insurance with respect to any matters for which it is entitled to seek indemnification under this Agreement or (ii) obligate any Indemnitor to obtain or maintain insurance with respect to any matters for which it is obligated to provide indemnity hereunder or to prosecute or attempt to prosecute any claim, cross-claim, counterclaim or the like against any party; provided that if, in fact, such Indemnitor shall maintain any such insurance, it shall submit such claim in accordance with the terms of such insurance policy. Each Indemnitor hereby waives all rights of subrogation it may have against any insurer insuring the Indemnified Person in respect of any loss for which such Indemnitor has made an Indemnity Payment. “Net Insurance Recovery” shall mean the amount by which insurance proceeds actually recovered by an Indemnified Person in respect of a loss covered hereunder exceed 150% of the annual premium paid by the Indemnified Person or its Affiliate in the most recent fiscal year in respect of such insurance.

10.8 Indemnification Damage. In no event shall any Indemnitor be liable hereunder for punitive damages incurred by an Indemnified Person, except for any such damages required to be paid to third parties in respect of any claim indemnifiable hereunder.

10.9 Right to Set-off. In the event of a claim for damages against NetSol under circumstances which give rise to an obligation of Sellers to indemnify and defend NetSol, NetSol shall be entitled to reduce the dollar value of any payment of consideration due to Sellers from NetSol by an amount equal to a reasonable reserve for the payment of the claim, and costs and expenses related to the defense or prosecution of such claim.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Further Assurances. From time to time after the Closing, upon the request of NetSol, and at NetSol’s expense for any out-of-pocket costs of Sellers or Sellers, the Sellers shall execute and deliver, and cause to be executed and delivered, such further instruments of conveyance, assignment and transfer and take such further action (excluding any obligation to make payments) as NetSol may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to the Membership Interests pursuant to this Agreement.

11.2 Entire Agreement. This Agreement (together with the other agreements, certificates, instruments and documents delivered pursuant hereto and the schedules attached hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior term sheets, agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

11.3 Amendment and Modification. No amendment, supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the NetSol on the one hand and Sellers on the other. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.4 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.5 Fees and Disbursements. NetSol shall pay its own expenses, and the fees and disbursements of the counsel, accountants or auditors retained by it in connection with the preparation, execution, delivery and performance of this Agreement. The Sellers shall pay their own expenses, and the fees and disbursements of the counsel, accountants or other professionals retained by them or Ciena in connection with the preparation, delivery and performance of this Agreement

11.6 Disclosure Schedules. All Exhibits to this Agreement and the respective Disclosure Schedules of NetSol, Ciena and the Sellers (“Schedules”) are integral parts to this Agreement. The parties are responsible for preparing and arranging their Schedules corresponding to the lettered and numbered paragraphs contained herein.

11.7 Preservation of Records. NetSol shall cause Ciena to preserve its books and records, which for purposes of this Agreement is defined as all books, documents and records owned or used by the Ciena , including but not limited to personnel, medical and accounting records, tax records, minute and membership interest record books, correspondence, governmentally required records, manuals, engineering data, designs, drawings, blueprints, plans, specifications, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials and to make such Records available to Sellers upon advance written notice thereof for purposes reasonably related to this Agreement and the obligations, representations and warranties contained herein. Sellers agree to execute a confidentiality agreement binding it and its representatives and preventing the unauthorized disclosure of confidential Records disclosed hereby.

11.8 Interpretation .When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” In addition, each Section of this Agreement is qualified by the matters set forth in the NetSol Disclosure Schedule, the Ciena Disclosure Schedule and the Schedules to this Agreement, as applicable, to the extent specified therein and such other Sections of this Agreement to the extent a matter in such Section is disclosed in such a way as to make its relevance called for by such other Section readily apparent.

11.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.10 Termination. This Agreement shall terminate, upon written notice by either party, if the Closing has not occurred within five months of the date of this Agreement, unless expressly extended in writing by NetSol and Sellers. This Agreement may be terminated at any time prior to the Closing Date by any of the following:

(a) By mutual written agreement of the parties hereto;

(b) Subject to the provisions of Section 11.11 hereof, by NetSol, by written notice to Ciena and the Sellers, if there has been a material breach of this Agreement by Ciena or the Sellers which remains uncured or by its nature cannot be cured within thirty days from such notice date; or

(c) Subject to the provisions of Section 11.11 hereof, by Ciena or by the Sellers, by written notice to NetSol, if there has been a material breach of this Agreement by NetSol which remains uncured or by its nature cannot be cured within thirty days from such notice date.

11.11 Effects of Termination. If this Agreement is terminated as provided in Section 11.10 hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or any of their respective the members, stockholders, officers, directors or employees.

11.12 Governing Law, Jurisdiction and Venue. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of California. The parties hereby consent to the exclusive jurisdiction of Federal and California State courts located in the County of Los Angeles, California and agree that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof.

11.13 Dispute Resolution; Arbitration of Disputes. If any dispute arises under or related to this Agreement, any party shall have the right to submit the dispute to confidential arbitration pursuant to the rules of the American Arbitration Association (“AAA”). If the parties agree on one arbitrator, then the arbitration shall be conducted by a sole arbitrator. If the parties are unable to agree upon a single arbitrator, then each party shall designate an arbitrator under AAA rules and the two arbitrators shall designate a third arbitrator to serve on a three-member arbitration panel. The arbitrator(s) shall determine the scope of document production and deposition discover that would best serve the interests of justice for all parties who are involved in the dispute, but shall seek to expedite and reasonable limit the discovery process to bring about a prompt resolution of the dispute.

(a)
Payment of Prevailing Party’s Attorneys’ Fees and Costs. The parties shall share equally all costs of arbitration, provided that the non-prevailing party shall pay the prevailing party’s legal fees and costs other than the cost of arbitration, only if the arbitrator(s) designate(s) a prevailing party in the arbitration. All decisions of the arbitrator shall be final, binding, non-appealable, and conclusive upon all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof.

(b)
NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION. AS PROVIDED BY CALIFORNIA LAW, YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSES TO HAVE THE DISPUTE LITIGATED IN A COURT OR A JURY TRIAL. BY SIGNING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF CALIFORNIA LAW. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISNG OUT OF THE AMTTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

______________ Ciena  _________________NetSol

_______________ Seller  ________________ Seller

_______________ Seller  ________________ Seller

11.14 Attorneys' Fees and Costs. If this Agreement gives rise to a lawsuit or other legal proceeding between any of the parties hereto, the prevailing party shall be entitled to recover court costs, necessary disbursements (including expert witnesses' fees) and reasonable attorneys' fees, in addition to any other relief such party may be entitled.

11.15 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Seller(s), addressed to:
Ciena Solutions, LLC
Attention: Shaz Khan
Ciena Solutions, LLC
15445 Ventura Blvd.
Suite 74
Sherman Oaks, CA

If to NetSol, addressed to:
NetSol Technologies, Inc.
Attention: General Counsel
23091 Calabasas Road, Suite 2072
Calabasas, California 91032

or to such other address as shall be specified by like notice to the other parties.

11.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

11.17 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

11.18 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

11.19 Definitions. Unless otherwise defined elsewhere in this Agreement, the following terms as used in this Agreement shall mean:

(a) “beneficial ownership” or “beneficially own” shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

(b) “Benefit Plans” means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Ciena Disclosure Schedule or the NetSol Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Sections 4069, 4201 or 4212(c) of ERISA.

(c) “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(d) “Business Day” means any day on which banks are not required or authorized to close in the City of Los Angeles.

(e) “Creditor Process” means a levy, attachment, garnishment, notice of lien, sequestration, or similar process issued by or on behalf of a creditor or other claimant with respect to an account or entity.

(f) “Financial Statements” means: (a) the audited financial statements of Ciena for the years ended December 31, 2007 and, 2006 (b) the interim financial statements for the nine (9) month period ended September 30, 2008; (c) the books and records of account of Ciena; and (d) all other financial information relating to the financial condition of Ciena delivered or to be delivered by the Sellers to NetSol.

(g) “Hazardous Materials”: any solid wastes, toxic or hazardous substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls, and urea-formaldehyde insulation, and any other substance the presence of which may give rise to liability under any Environmental Law.

(h) “known” or “knowledge” means, with respect to any party, the knowledge of such party’s or its Subsidiaries’ executive officers after reasonable inquiry. Notice, knowledge, or a notice or notification received by a party is effective for a particular event or transaction from the time it is brought to the attention of the individual conducting such transaction or involved in such event and, in any event, from the time it would have been brought to the individual’s attention if the entity had exercised due diligence. An entity exercises due diligence if it maintains reasonable routines for communicating significant information to the person conducting the transaction or involved in the event and there is reasonable compliance with the routines.

(i) “Material” means, with respect to materiality for purposes of the indemnification and defense obligations set forth in Section 10 hereof Ciena, NetSol and Sellers shall not be entitled to indemnification until the cumulative aggregate amount of indemnifiable losses under such Section exceeds $10,000 and then the indemnified party shall be entitled to indemnification on all Losses back to the first dollar.

(j)  “Material Adverse Effect” means, with respect to any entity any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, in such manner as to require notation(s) in and/or supplemental disclosures to the audited or reviewed financial statements (or would require such notation(s) in and/or supplemental disclosures if such financial statements were audited or reviewed), for such entity, and entities consistent with US GAAP directives or guidelines for such disclosures other than (x) any event, change, circumstance or effect relating to the economy or financial markets in general, (y) any event, change, circumstance or effect relating in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity or (z) a decline in the market price of the capital stock of such entity in the absence of any other event, change, circumstance or effect with regard to such entity that otherwise would cause a Material Adverse Effect.

(k) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(l) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the

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securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(m) “Environmental Laws” means all applicable U.S. federal, state, local and foreign laws, regulations, rules and orders relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement the day and year first above written.

NETSOL TECHNOLOGIES, INC. A Nevada Corporation

Dated: ____________________
By: Najeeb Ghauri
Its: Chief Executive Officer

Dated: ____________________
By: Patti L. W. McGlasson
Its: Secretary

CIENA SOLUTIONS, LLC A California Limited Liability Company

Dated: October 29, 2008
By: Shaz Khan
Its: Manager

Dated: October 29, 2008
By: Mark Pellas
Its: Manager

Dated: October 29, 2008
By: Nadia Malik
Its: Manager

Dated: October 29, 2008
By: Kelly Knight
Its: Manager

SELLERS

Dated: October 29, 2008
Shaz Khan

Dated: October 29, 2008
Nadia Malik

Dated: October 29, 2008
Mark Pellas

Dated: October 29, 2008
Kelly Knight